EXHIBIT 99.1

Omeros Corporation Reports Fourth Quarter and Year-End 2016 Financial Results

-- Conference Call Today at 4:30 p.m. ET --

SEATTLE, WA – March 16, 2017 – Omeros Corporation (NASDAQ: OMER), a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system, today announced recent highlights and developments as well as financial results for the fourth quarter and year ended December 31, 2016, which include:

•

4Q 2016 total and OMIDRIA® revenues were $12.9 million. Revenues from OMIDRIA sales rose 94% from the prior year’s fourth quarter and 14% from 3Q 2016. OMIDRIA units sold in the fourth quarter increased by 22% over the third quarter.

•	Total year 2016 revenues were $41.6 million, a 208% increase over 2015, the year in which OMIDRIA was launched.

•

Net loss in 4Q 2016 was $19.6 million, or $0.45 per share, and, for the full year of 2016, was $66.7 million, or $1.65 per share. Both periods included a $5.6 million ($0.13 per share in 4Q) charge for early extinguishment of previously existing debt. Non-cash expenses for 4Q and the full year of 2016 were $5.2 million, or $0.12 per share, and $16.1 million, or $0.40 per share, respectively.

•	Successful outcome of post-marketing clinical trial of OMIDRIA in pediatric patients undergoing cataract surgery, which is expected to result in an additional six months of regulatory exclusivity.

•	Opened enrollment in Phase 3 clinical trial of OMS721 in patients with atypical hemolytic uremic syndrome (aHUS).

•	Positive data from Phase 2 clinical trials of OMS721 in both renal disorders and hematopoietic stem cell transplant-associated thrombotic microangiopathy (HSCT-TMA).

“2016 was a year of significant achievements across a wide range of our programs,” said Gregory A. Demopulos, M.D., chairman and chief executive officer of Omeros. “OMIDRIA sales grew more than two hundred percent over the previous year and our pipeline made equally impressive progress. Our Phase 3 trial in aHUS with our MASP-2 inhibitor OMS721 is underway, and positive OMS721 Phase 2 data in both IgA nephropathy and HSCT-TMA have set the stage for additional Phase 3 registration trials this year. MASP-3, targeted by our OMS906 program, was shown to be the key activator of the alternative pathway. Both OMS906 and our PDE7 inhibitor OMS527 are advancing quickly toward the clinic, and our GPCR program continues to generate exciting data over broad therapeutic areas, including immuno-oncology. We are pleased with Omeros’ accomplishments in 2016, and we expect that 2017 will build on those successes.”

Fourth Quarter and Recent Highlights and Developments

•

Omeros reported in November 2016 the successful outcome of its recently completed post-marketing clinical trial of the effect of OMIDRIA in pediatric patients undergoing cataract surgery. In the trial, OMIDRIA was well tolerated with adverse event rates consistent with those seen in pediatric cataract surgery and with the control group. The company plans to submit a supplemental NDA this year, requesting expanded label language to cover patients of any age. Omeros expects that this submission will result in an additional six months of regulatory exclusivity for OMIDRIA.

•

Highlights and developments regarding OMS721, Omeros’ lead human monoclonal antibody in its mannan-binding lectin-associated serine protease-2 (MASP-2) program for the treatment of thrombotic microangiopathies (TMAs), including aHUS and HSCT-TMA, and for the treatment of complement-related renal diseases, include:

o	Enrollment has opened in Omeros’ Phase 3 clinical trial in patients with aHUS.

o

Omeros reported positive data (p = 0.017) from its Phase 2 clinical trial of OMS721 for the treatment of renal disorders, including IgA nephropathy and membranous nephropathy, in October 2016. In this trial, OMS721 significantly improved key endpoints of renal function, and patients achieved partial remission with only 12 weeks of dosing. Also in October 2016, Omeros announced positive results in patients with HSCT-TMA from the company’s Phase 2 clinical trial of OMS721 in TMAs, with clinically meaningful improvement in measures of red blood cell destruction, specifically lactate dehydrogenase (LDH) and haptoglobin levels (p < 0.01 and p < 0.06, respectively).

o

Following discussion with the FDA, the company plans to pursue breakthrough therapy designation for OMS721 in IgA nephropathy and in HSCT-TMA. Omeros also has been pursuing accelerated approval for OMS721 in both of these indications as well as in aHUS. The FDA has granted fast track designation for OMS721 in patients with aHUS and orphan designation for OMS721 in patients with TMAs, including aHUS and HSCT-TMA.

•

Highlights and developments regarding OMS906, Omeros’ lead antibody targeting mannan-binding lectin-associated serine protease-3 (MASP-3), a protein essential for the activation of the alternative pathway of complement (APC), include:

o

In November 2016, the company announced data from the evaluation of OMS906 in non-human primates. Single-dose administration of OMS906 to cynomolgus monkeys resulted in sustained ablation of systemic APC activity for approximately 16 days. The APC is involved in a wide range of diseases, including paroxysmal nocturnal hemoglobinuria (PNH), aHUS, age-related macular degeneration, arthritis, asthma and traumatic brain injury. No safety concerns were identified.

o	Omeros is finalizing selection of lead and back-up molecules and preparing to initiate scale-up for clinical trials. The company is evaluating PNH as the first clinical indication for OMS906.

•

In October 2016, Omeros entered into a $125.0 million senior secured credit facility with CRG Servicing LLC, under which the company borrowed $80.0 million in November 2016. The credit facility has a six-year term with four years (through December 31, 2020) of interest-only payments after which quarterly principal and interest payments will be due through the September 30, 2022 maturity date; in addition, there is the potential to extend the interest-only period through maturity if certain milestones are satisfied. The company may borrow additional tranches of up to $25.0 million and $20.0 million, subject to the satisfaction of certain milestones on or before June 30, 2017 and December 31, 2017, respectively.

Financial Results

Fourth Quarter 2016

For the quarter ended December 31, 2016, total revenues were $12.9 million, all relating to sales of OMIDRIA. This compares to OMIDRIA revenues of $6.7 million for the same period in 2015. On a sequential quarter-over-quarter basis, OMIDRIA revenue grew $1.6 million, or 14%. The increase in units sold from 3Q to 4Q 2016 was 22%. The quarter-over-quarter increases in OMIDRIA revenue and units sold are due to continued acceptance of and increased demand for OMIDRIA in the ophthalmic surgery community.

Total operating costs and expenses for the three months ended December 31, 2016 were $24.8 million compared to $24.7 million for the same period in 2015. The change in the current year quarter was primarily due to increased legal costs associated with the company’s patent infringement lawsuit against Par Pharmaceutical and additional headcount-related costs, partially offset by a decrease in research and development costs due to the timing of clinical and manufacturing activities.

In November 2016, the company incurred a $5.6 million loss ($0.13 per share) on early extinguishment of debt associated with the initiation of a new secured credit facility and the prepayment of Omeros’ prior secured credit facility.

For the three months ended December 31, 2016, Omeros reported a net loss of $19.6 million, or $0.45 per share, which included noncash expenses of $5.2 million ($0.12 per share). This compares to the prior year’s fourth quarter when Omeros reported a net loss of $19.8 million, or $0.52 per share, which included non-cash expenses of $2.8 million ($0.07 per share).

At December 31, 2016, the company had cash, cash equivalents and short-term investments of $45.3 million. In addition, the company had $5.8 million of restricted cash on hand to satisfy its credit facility covenant and lease obligations.

Full Year 2016

Revenues for the full year 2016 were $41.6 million, compared to $13.5 million for the full year 2015.

Total operating costs and expenses for the year ended December 31, 2016 were $95.9 million, an increase of $11.1 million compared to 2015. The 2016 increase related primarily to the Par lawsuit and to increased employee costs, including stock compensation costs.

For the full year 2016, Omeros reported a net loss of $66.7 million, or $1.65 per share, including non-cash expenses of $16.1 million, or $0.40 per share. This compares to a net loss of $75.1 million, or $2.00 per share in 2015, including non-cash expenses of $11.0 million, or $0.29 per share.

Conference Call Details

Omeros’ management will host a conference call to discuss the financial results and to provide an update on business activities. The call will be held today at 1:30 p.m. Pacific Time; 4:30 p.m. Eastern Time. To access the live conference call via phone, please dial (844) 831-4029 from the United States and Canada or (920) 663-6278 internationally. The participant passcode is 85856804. Please dial in approximately 10 minutes prior to the start of the call. A telephone replay will be available for one week following the call and may be accessed by dialing (855) 859-2056 from the United States and Canada or (404) 537-3406 internationally. The replay passcode is 85856804.

To access the live or subsequently archived webcast of the conference call on the internet, go to the company’s website at www.omeros.com and select “Events” under the Investors section of the website. To access the live webcast, please connect to the website at least 15 minutes prior to the call to allow for any software download that may be necessary.

About Omeros Corporation

Omeros is a biopharmaceutical company committed to discovering, developing and commercializing both small-molecule and protein therapeutics for large-market as well as orphan indications targeting inflammation, coagulopathies and disorders of the central nervous system. Part of its proprietary PharmacoSurgery® platform, the company’s first drug product, OMIDRIA® (phenylephrine and ketorolac injection) 1%/0.3%, was broadly launched in the U.S. in April 2015. OMIDRIA is the first and only FDA-approved drug (1) for use during cataract surgery or intraocular lens (IOL) replacement to maintain pupil size by preventing intraoperative miosis (pupil constriction) and to reduce postoperative ocular pain and (2) that contains an NSAID for intraocular use. In the European Union, the European Commission has approved OMIDRIA for use in cataract surgery and lens replacement procedures to maintain mydriasis (pupil dilation), prevent miosis (pupil constriction), and to reduce postoperative eye pain. Omeros has clinical-stage development programs focused on: complement-associated thrombotic microangiopathies; complement-mediated glomerulonephropathies; Huntington’s disease and cognitive impairment; and addictive and compulsive disorders. In addition, Omeros has a proprietary G protein-coupled receptor (GPCR) platform, which is making available an unprecedented number of new GPCR drug targets and corresponding compounds to the pharmaceutical industry for drug development, and a platform used to generate antibodies.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, which are subject to the “safe harbor” created by those sections for such statements. All statements other than statements of historical fact are forward-looking statements, which are often indicated by terms such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “goal,” “intend,” “look forward to,” “may,” “plan,” “potential,” “predict,” “project,” “should,” “will,” “would” and similar expressions and variations thereof. Forward-looking statements are based on management’s beliefs and assumptions and on information available to management only as of the date of this press release. Omeros’ actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including, without limitation, risks associated with product commercialization and commercial operations, financial reimbursement coverage from governmental and third-party payers for products and related treatments, unproven preclinical and clinical development activities, regulatory oversight, intellectual property claims, competitive developments, litigation and the risks, uncertainties and other factors described under the heading “Risk Factors” in the company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission on March 16, 2017. Given these risks, uncertainties and other factors, you should not place undue reliance on these forward-looking statements, and the company assumes no obligation to update these forward-looking statements, even if new information becomes available in the future.

Contact:

Jennifer Cook Williams

Cook Williams Communications, Inc.

Investor and Media Relations

360.668.3701

jennifer@cwcomm.org

OMEROS CORPORATION

CONSOLIDATED STATEMENTS OF OPERATIONS

(In thousands, except share and per share data)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2016	2015	2016	2015
	(unaudited)
Revenues:
Product sales, net	$12,905	$6,657	$41,444	$13,264
Grant revenue		18	173	245
Total revenue	12,905	6,675	41,617	13,509
Costs and expenses:
Cost of product sales	380	417	1,412	1,041
Research and development	12,542	14,897	50,699	48,379
Selling, general and administrative	11,840	9,401	43,782	35,327
Total costs and expenses	24,762	24,715	95,893	84,747
Loss from operations	(11,857)	(18,040)	(54,276)	(71,238)
Interest expense	(2,452)	(808)	(7,819)	(3,573)
Loss on early extinguishment of debt	(5,595)	(1,315)	(5,595)	(1,315)
Other income (expense), net	272	337	945	1,030
Net loss	$(19,632)	$(19,826)	$(66,745)	$(75,096)
Basic and diluted net loss per share	$0.45	$0.52	$1.65	$2.00
Weighted-average shares used to compute Basic and diluted net loss per share	43,194,325	37,987,282	40,446,410	37,560,257

OMEROS CORPORATION

CONSOLIDATED BALANCE SHEET DATA

(In thousands)

	December 31,	December 31,
	2016	2015
Cash, cash equivalents and short-term investments	$45,331	$28,263
Working capital	44,191	20,893
Restricted cash and investments	5,835	10,679
Total assets	67,278	48,995
Total current liabilities	16,071	16,253
Notes payable and leasing obligations, net	79,710	49,842
Accumulated deficit	(469,887)	(403,142)
Total shareholders’ deficit	(37,447)	(26,234)